Exhibit 99.1

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News Release
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FOR IMMEDIATE RELEASE:     March 1, 1999 10:00 AM, EST, Greensburg, IN

CONTACT:                   Robert E. Hoptry, Chairman and CEO
                           Indiana United Bancorp, (812) 663-0157

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                     Indiana United Bancorp (NASDAQ: IUBC)
               Announces Acquisition of Four More Banking Offices


Indiana United Bancorp ("IUB") today announced the acquisition of four bank branches in Henry and Wayne counties, Indiana. Two branches are located in New Castle and one each in Knightstown and Cambridge City.

This transaction completes IUB's aggressive branch acquisition initiative announced in December, 1997, when it issued $22,425,000 of Trust Preferred Securities to support its growth strategy. Since that time, IUB has acquired 11 branches with deposits totaling $226 million. Each of these branch acquisitions represents logical extensions of, or strengthens its presence in, it's existing markets.

The latest acquisitions were integrated into People's Trust Company, Brookville, Indiana, which now has assets totaling $432 million and operates 21 offices in nine Indiana counties.

Three previous branch acquisitions were absorbed by Regional Bank, New Albany, Indiana, a bank with $187 million in assets, operating six offices in Floyd and Clark counties, Indiana. Four other branches located in Madison and Hancock counties, Indiana, were acquired in two transactions in the second half of 1998 and were integrated into IUB's Union Bank subsidiary. Union Bank, headquartered in Greensburg, Indiana, has assets of $312 million and also plans to open two de novo branches in Madison County in the second quarter of 1999. At that time, it will operate 14 offices in four Indiana counties.

Robert E. Hoptry, Chairman and CEO, stated, "Indiana United is a community based banking organization, strongly committed to preserving the highest level of personal service, offering a full array of banking, trust and insurance products. Our strategy of acquiring branches in smaller towns being abandoned by our larger banking competition should comfort the citizens of these communities knowing that we understand and truly want to fulfill their financial needs."

Indiana United Bancorp is headquartered in Greensburg, Indiana, with assets totaling $925 million. It operates banking offices in 15 counties throughout eastern and southern Indiana.

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